EXHIBIT 10.3

SECOND AMENDED AND RESTATED

WHOLESALE AND PARTS CNHi CAPITAL FINANCING AGREEMENT

THIS SECOND AMENDED AND RESTATED WHOLESALE AND PARTS CNHi CAPITAL FINANCING AGREEMENT is made as of this 31st day of December, 2017 by CNH Industrial Canada, Ltd., a Canada corporation (“CNHi”) and CNH Industrial Capital Canada Ltd., an Alberta corporation (“CNHi Capital”).

WHEREAS, CNHi sells parts, supplies, inventory, equipment and other goods and services to Dealers and distributors of agricultural, construction and industrial goods; and

WHEREAS, CNHi Capital has made loans to Dealers to finance their purchase of parts, supplies, inventory, equipment and other goods and services from CNHi; and

WHEREAS, CNHi desires to obtain financing accommodations for Dealers with respect to the CNHi Parts and Wholegoods it sells to Dealers in the future; and

WHEREAS, CNHi Capital wishes to provide such financing accommodations; and

WHEREAS, Case Credit Ltd. and CNHi entered into that Wholesale and Parts Credit Financing Agreement dated July 22, 2004 (the “Original Agreement”)as amended; and

WHEREAS, CNHi Capital is the successor by conversion of Case Credit Ltd. and the successor in interest to New Holland (Canada) Credit Company (“NHCC”), a partnership between Case Credit Ltd. and CNH Canada Ltd. pursuant to the that Partnership Interest Purchase Agreement dated May 1, 2005; and

WHEREAS, CNHi and CNHi Capital are parties to that certain Amended and Restated Wholesale and Parts CNH Capital Financing Agreement dated November 3, 2011 (the “Amended and Restated Agreement”); and

WHEREAS, CNHi and CNHi Capital desire to amend and restate the Amended and Restated Agreement in order to, among other things, modify the financing accommodations provided under the Original Agreement with respect to the parts, supplies, inventory, equipment and other goods and services sold by CNHi to said dealers in the future; and

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise defined in this Agreement and the recitals hereto, capitalized terms shall have the meaning given them in this Article and in the CNHi Assignment.

“Advance” has the meaning given it in Section 2.5(b).

“Agreement” means this Second Amended and Restated Wholesale and Parts CNHi Capital Financing Agreement, as the same may be further amended, restated, modified or supplemented from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day CNHi Capital observes as a holiday.

“Capital Default” means a default by a Dealer pursuant to a CNHi Dealer Agreement.

“CNHi Assignment” has the meaning given to it in Section 2.5(e).

“CNHi Capital Receivable” has the meaning given to it in Section 2.5(c).

“CNHi Dealer Agreement” means the Sales and Service Agreement or other similar agreement between CNHi and a Dealer pursuant to which CNHi sells CNHi Parts and Wholegoods to the Dealer.

“CNHi Parts and Wholegoods” means parts, supplies, inventory, equipment and other goods and services sold to Dealers by CNHi, whether branded Case, Case IH, New Holland, New Holland Construction or under any other brand owned by or licensed to CNHi and its affiliates, and includes, without limitation, replacement parts, attachments, supplies, garments, premiums, tooling, display cases, computers, software, flags, banners, posters, yellow page listings, training, warranty claims and any other services provided by CNHi.

“CNHi Receivable” has the meaning given it in Section 2.5(a).

“CNHi Sales Incentive” shall have the meaning given it in Article 4.

“CNHi Subsidy” shall have the meaning given it in Section 3.2.

“Collateral Security” means with respect to any Receivable: (a) the related Invoice, and (b) the Security Interest of CNHi in the related CNHi Parts and Wholegoods (granted under the related Invoice or otherwise) securing the CNHi Receivable.

“Dealer” means a dealer authorized by CNHi to sell or distribute any goods manufactured, sold or distributed by CNHi and its affiliates and which has executed a CNHi Dealer Agreement.

“Dealer Termination” shall mean the termination in accordance with the terms and conditions of the CNHi Dealer Agreement by CNHi or a Dealer of the CNHi Dealer Agreement.

“Invoice” has the meaning given it in Section 2.5(a).

“Manufacturer Default” means a default by a Dealer pursuant to a CNHi Dealer Agreement.

“Non-Quebec Dealer” has the meaning given to it in Section 2.5(b).

“Open Account” means an account established for a Dealer by CNHi Capital pursuant to which CNHi Capital finances parts and other miscellaneous items or services sold to the Dealer.

“Open Account Balance” means, as to any Open Account, the balance owing to CNHi Capital by the Dealer, including interest and other charges, less any amount owing to the Dealer as a credit.

“Open Account Credit Line” means the maximum dollar amount of financing that CNHi Capital will finance for a Dealer pursuant to an Open Account.

“Open Account Terms” means the terms under which CNHi sells parts and other miscellaneous items or services (excluding wholegoods) to Dealers and pursuant to which CNHi Capital finances such goods for the Dealers, as modified from time to time.

“Purchase Price” has the meaning given it in Section 2.5(c).

“Quebec Dealer” has the meaning given it in Section 2.5(c).

“Receivable” means CNHi Capital Receivables, including all CNHi Receivables which become or are to become CNHi Capital Receivables under Section 2.5.

“Repurchase Event” shall mean the occurrence of a Capital Default or a Dealer Termination.

“Securitization Agreements” has the meaning given to it in Section 2.5(f).

“Securitized Receivables” has the meaning given to it in Section 2.5(f).

“Security Interest” means any security interest, mortgage, hypothec, reservation of ownership, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, participation interest, prior claim, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, and includes any reservation of ownership or retention of title created under a Wholesale Finance Plan with a Quebec Dealer or under an Invoice.

“Trade-In Equipment” means (a) used equipment that is accepted in partial payment in connection with the Dealer’s sale or lease of a new item of equipment, or (b) any equipment that is in a trade-in chain that relates back to the sale or lease of a new item of CNHi equipment.

“Wholesale Credit Line” means the maximum dollar amount of CNHi wholegoods and parts inventory that CNHi Capital will consider financing for a Dealer.

“Wholesale Finance Plan” means a plan established by CNHi Capital, as modified from time to time in consultation with CNHi, setting forth the terms and conditions of the wholesale financing for Dealers.

ARTICLE 2

WHOLESALE FINANCING

2.1         Applications

CNHi shall provide to CNHi Capital such credit information, completed application forms and any and all other information and documents requested by CNHi Capital from time to time to enable CNHi Capital to evaluate any request by a Dealer for a Wholesale Credit Line.  CNHi agrees to use its reasonable best efforts to assure that all information provided by it to CNHi Capital will be accurate and complete.

2.2         Credit Decisions

CNHi Capital shall apply reasonable credit standards in determining the creditworthiness of Dealers.  CNHi Capital shall strive to respond to credit applications within two (2) weeks following receipt of all requested information and material.  If CNHi Capital conditions or rejects a Dealer application, CNHi Capital shall provide to CNHi and, as required by applicable law, to the applicant, the reasons for such conditioning or rejection.

2.3         Wholesale Credit Lines; Terms and Conditions of Financing

CNHi Capital shall, in its sole discretion, establish for each Dealer the initial Wholesale Credit Lines for each Dealer and, from time to time, review such lines to be made available to each Dealer under the terms hereof.  CNHi Capital may, at its sole discretion, establish all of the terms and conditions relating to the financing of Dealers, including, without limitation, the amounts to be advanced and the interest rates to be charged to Dealers on financing provided by CNHi Capital.  CNHi Capital, at its sole discretion, may reduce, suspend, otherwise modify or terminate any Dealer’s Wholesale Credit Line and may amend or modify the terms and conditions of financing provided by CNHi Capital.

2.4         CNHi Parts and Wholegoods Financing Eligibility

The terms and conditions of CNHi wholesale financing for Dealers shall be subject to the provisions of the Wholesale Finance Plan as established and amended by CNHi Capital from time to time. Without limiting the foregoing:

(a)          New CNHi Parts and Wholegoods.  New Case, CaseIH, New Holland and New Holland Construction brand equipment or other equipment with brands owned by or licensed to CNHi will be eligible for wholesale financing in an amount equal to the invoice price thereof plus freight, handling, taxes and/or sundry charges.

(b)          Trade-In Equipment.  Trade-In Equipment will be eligible for wholesale financing in an amount determined from time-to-time by CNHi and notified in writing to CNHi Capital, as long as the amount financed plus freight, handling, taxes and/or sundry charges is not greater than market value.  The minimum amount financed will be CDN$1,500.

2.5         Advances; Creation, Purchase and Ownership of Receivables

(a)          Except as otherwise provided in Article 6, within 3 Business Days of receipt of an invoice from CNHi representing the sale of CNHi Parts or Wholegoods or other goods or services to a Dealer (in each case, an “Invoice”) that (i) have been delivered or provided to a Dealer or (ii) are in transit to a Dealer, CNHi Capital shall pay the amount of said invoice to CNHi in immediately available funds the amounts due or owing by the Dealer under the Invoice (collectively, the “CNHi Receivable”). CNHi Capital may net against such advances any amounts due it pursuant to this Agreement, including, without limitation, all CNHi Sales Incentives and any CNHi Subsidy; provided, however, that as between CNHi and the applicable Dealer, any amounts so deducted by CNHi Capital shall be deemed to have been received by CNHi and the Dealer’s obligations in respect of the related invoice shall be reduced in a like amount.

(b)          As provided in the related Wholesale Finance Plans, CNHi and CNHi Capital intend that each payment made by CNHi Capital to CNHi for in respect of a CNHi Receivable shall constitute:

(i)           in the case of a CNHi Receivable and Invoice arising from the sale of CNHi Parts and Wholegoods made by CNHi to a Dealer located in the provinces or territories of Canada other than the Province of Quebec (a “Non-Quebec Dealer”), an advance by CNHi Capital to the applicable Non-Quebec Dealer (an “Advance”) in an amount equal to the aggregate outstanding balance of the CNHi Receivable, the proceeds of which Advance are paid by CNHi Capital to CNHi on behalf of that Non-Quebec Dealer to pay the purchase price of the related CNHi Parts and Wholegoods; and

(ii)          in the case of a CNHi Receivable and Invoice arising from the sale of CNHi Parts and Wholegoods made by CNHi to a Dealer located in the Province of Quebec (a “Quebec Dealer”), payment of the purchase price of the CNHi Receivable and the related Invoice, which purchase price shall be equal to the aggregate outstanding balance of the CNHi Receivable (a “Purchase Price”).

(c)          Upon making an Advance and paying the proceeds of the Advance to CNHi (net of any amounts that CNHi Capital is entitled to deduct pursuant to Section 2.5(a)): (i) a receivable (a “CNHi Capital Receivable”) in the amount of the Advance becomes owing by the applicable Non-Quebec Dealer to CNHi Capital, (ii) such CNHi Capital Receivable (including all terms and conditions of or applicable to the CNHi Capital Receivable and the Invoice pursuant to the Wholesale Finance Plan and all other amounts due and owing thereunder and all rights to payment thereof or thereunder (including interest thereon in accordance with the Wholesale Finance Plan) is governed by the Wholesale Finance Plan, (iii) the CNHi Capital Receivable is owned by CNHi Capital, not by CNHi, (iv) the CNHi Capital Receivable shall be secured by a purchase money security interest in the CNHi Parts and Wholegoods financed under the CNHi Capital Receivable, and (v) the CNHi Receivable owing by the Non-Quebec Dealer to CNHi is extinguished.

(d)          Upon payment by CNHi Capital to CNHi of the Purchase Price of a CNHi Receivable owing by a Quebec Dealer to CNHi (net of any amounts that CNHi Capital is entitled to deduct pursuant to Section 2.5(a)): (i) all right, title and interest of CNHi in and to the CNHi Receivable and the related Collateral Security (including all terms and conditions of or applicable to the CNHi Receivable and the Invoice pursuant to the Wholesale Finance Plan and all other amounts due and owing thereunder and all rights to payment thereof or thereunder (including interest thereon in accordance with the Wholesale Finance Plan) and any and all proceeds thereof shall thereupon be sold, assigned, transferred and otherwise conveyed by CNHi to CNHi Capital without the need for any instrument or assignment, and such CNHi Receivable shall thereupon become a CNHi Capital Receivable, (ii) such CNHi Capital Receivable (including all terms and conditions of or applicable to the CNHi Capital Receivable and the Invoice pursuant to the Wholesale Finance Plan and all other amounts due and owing thereunder and all rights to payment thereof or thereunder (including interest thereon in accordance with the Wholesale Finance Plan) is governed by the Wholesale Finance Plan, (iii) the CNHi Capital Receivable is owned by CNHi Capital, not by CNHi, and (iv) the CNHi Capital Receivable shall be secured by a Security Interest in the CNHi Parts and Wholegoods financed under the CNHi Capital Receivable.

(e)          In connection with the foregoing:

(i)           on the date hereof, CNHi shall execute and deliver to CNHi Capital an assignment in the form annexed as Exhibit A hereto (the “CNHi Assignment”) for the purposes of assigning and transferring to CNHi Capital:

(A)         the universality of all present and future CNHi Receivables owing by Quebec Dealers under the Accounts that are or have been purchased or are to be purchased under Sections 2.5(a), (b)(ii) and (d) above;

(B)         as a further assurance and to the extent that, notwithstanding the parties’ intent as stated above, CNHi is deemed to own any CNHi Capital Receivable (or any related Advance) created under Section 2.5(a), (b)(i) and (c) or any interest therein (and to the extent CNHi owns any similar receivables as to which it has received an advance from CNHi Capital), the universality of all present and future CNHi Capital Receivables owing by Dealers under the Accounts;

(C)         all present and future Collateral Security with respect to the foregoing; and

(D)         any and all proceeds of any of the foregoing.

(ii)          CNHi Capital is authorized to file appropriate PPSA financing statements or similar documents to perfect the foregoing sales and/or assignments and to take all actions necessary from time to time to continue the perfection of such sales and/or assignments.

(f)           CNHi acknowledges that CNHi Capital intends to securitize all or substantially all of the Receivables referred to in this Section 2.5, and to the extent provided below the terms of this Agreement are subject to any contrary terms of the agreements governing any such securitization from time to time (including the Sale and Servicing Agreement (as defined in the Assignment)(collectively, the “Securitization Agreements”). Receivables that are subject to the terms of the Securitization Agreements at any point in time are referred to below as “Securitized Receivables.”

(g)          It is the intention of the parties hereto that all conveyances of Receivables, Collateral Security and proceeds by CNHi to CNHi Capital contemplated hereunder and provided by the CNHi Assignment be, and be construed as, absolute sales without recourse (except as explicitly provided herein) of such Receivables and other property by CNHi to CNHi Capital and the beneficial interest in and to such Receivables and other property shall not be part of the CNHi’s estate in the event of any bankruptcy or insolvency proceeding by or against CNHi under any bankruptcy or insolvency law.

2.6         CNHI Representations and Warranties; Indemnification.

With respect to each invoice submitted by CNHi to CNHi Capital for financing, and each advance made by CNHi Capital with respect thereto, CNHi represents and warrants that (a) it has complied and will comply with its policy regarding the recognition of revenue for the sale of CNHi Parts or Wholegoods as that policy exists as of the date of this Agreement and that it has satisfied the conditions precedent therein (“CNHi Revenue Policy”), (b) it has complied and will comply with all applicable CNHi Capital policies, guidelines & procedures (collectively the “CNHi Capital Policy”), and (c) that the invoice represents a valid and enforceable obligation of the related Dealer that is not subject to any dispute, counterclaim or right of setoff of any kind or nature.  In the event a Dealer disputes in whole or in part the validity or enforceability of the invoice or the amount of the obligation of the Dealer represented thereby, CNHi agrees to resolve such dispute with the Dealer within 60 days of its receipt of notice from CNHi Capital of the existence of such dispute.  In the event CNHi (a) fails to comply or satisfy the conditions precedent for the recognition of revenue as set forth in the CNHi Revenue Policy as it exists as of the date of this Agreement, or (b) fails to comply with the CNHi Capital Policy, or (c) fails to resolve such disputes within such 60 day period, CNHi agrees to make an indemnity payment to CNHi Capital in the amount of the then outstanding principal plus accrued interest, if any, owed by the Dealer. CNHi Capital may deduct such amounts from monies otherwise payable by CNHi Capital to CNHi hereunder.

ARTICLE 3

WHOLESALE FINANCE CHARGES

3.1         Subsidized Dealer Financing.

CNHi shall establish from time to time the applicable period during which its Dealers are eligible to receive interest-free or reduced-rate financing for the purchase of CNHi Parts and Wholegoods.

3.2         CNHi Subsidy.

In exchange for CNHi Capital’s agreement to provide interest-free or reduced-rate financing to the Dealer during such period described in Section 3.1, CNHi shall pay CNHi Capital a subsidy (the “CNHi Subsidy”).  The CNHi Subsidy shall be calculated by CNHi Capital at its sole discretion.

3.3         Dealer Responsibility.

CNHi Capital shall establish from time to time interest rates and other charges applicable to financing and other services extended to Dealers under the Open Account and Wholesale Finance Plan terms.  CNHi Capital shall bill and collect directly from Dealers finance charges for which they are responsible.

ARTICLE 4

SALES INCENTIVES

4.1         Sales Incentive Agreement

From time to time CNHi may offer incentives to Dealers that require a payment to the Dealer from CNHi upon the Dealer’s sale or lease of an item of equipment (a “CNHi Sales Incentive”).  CNHi Capital may accept an assignment from Dealers of their rights in such CNHi Sales Incentives, and, upon receipt thereof, CNHi Capital may apply such amounts to reduce the amounts due from Dealers to CNHi Capital with respect to wholesale financing of such items of equipment.  CNHi shall be solely responsible for resolving any and all disputes with Dealers relating to such CNHi Sales Incentives.

ARTICLE 5

WHOLESALE AUDITS

5.1         Physical Audits

CNHi Capital shall conduct dealer inventory audits of equipment and parts covered by wholesale financing for Dealers.  The frequency of conducting such audits shall be determined by CNHi Capital in its sole discretion.  Such audits shall include CNHi equipment that is on demonstration to prospective customers of a Dealer and CNHi equipment subject to any rental plan.

5.2         Audit Reports

CNHi Capital shall prepare reports, including the location and status of equipment and/or parts, as appropriate, with respect to each inspection and audit of the Dealer, and CNHi Capital shall provide copies of such audit reports to CNHi upon written request.

ARTICLE 6

CREDIT WATCH AND STOP SHIP STATUS

6.1         Credit Watch Status

Upon a Capital Default or if for any reason CNHi Capital deems itself insecure with respect to financing being provided to a Dealer, CNHi Capital may place such Dealer on a status of Credit Watch.  CNHi Capital will provide prompt oral and written notification of such Credit Watch status.  CNHi Capital shall advise CNHi of the reason for any Credit Watch status and actions necessary to remove the Credit Watch status.  Upon notice of any Credit Watch, future wholegoods shipments to the affected Dealer must be approved in advance by CNHi Capital.

6.2         Open Account Stop Ship Status

Upon a Capital Default or if for any reason CNHi Capital deems itself insecure with respect to financing being provided to a Dealer, CNHi Capital may place such Dealer’s Open Account on Stop Ship status.  CNHi Capital will provide prompt oral and written notification of such Stop Ship status to CNHi.  CNHi Capital shall advise CNHi of the reason for any Stop Ship status and actions necessary to reinstate such Dealer’s Open Account Terms.  Upon notification of such Stop Ship status, CNHi shall not ship any additional parts to the affected Dealer or invoice any other miscellaneous charges to the affected Dealer’s Open Account.

6.3         Indemnification

In the event CNHi breaches any of the terms of its agreement set forth in Sections 6.1 or 6.2 above, CNHi agrees to indemnify CNHi Capital for any and all loss, cost, damage or expense suffered by CNHi Capital as a result of such breach, including, without limitation, any loss of principal or interest for CNHi Capital arising as a result of such breach.

ARTICLE 7

CNHI WHOLEGOODS AND PARTS REPURCHASE

7.1         Dealer Termination; Manufacturer Default

CNHi Canada shall provide CNHi Capital with as much advance notice as possible of the occurrence of a Dealer Termination.  CNHi Canada shall also provide CNHi Capital with oral and written notice of the occurrence of a Manufacturer Default.  Upon the occurrence of a Repurchase Event, CNHi Canada shall assist CNHi Capital in the liquidation of the affected Dealer’s assets securing financing provided by CNHi Capital, and shall repurchase certain wholegoods and parts of the affected Dealer, all as herein provided.  If a successor servicer is appointed for CNHi Capital under the Securitization Agreements, the successor servicer will succeed to CNHi Capital’s rights below with respect to Securitized Receivables and the related CNHi Parts and Wholegoods.  In such case, CNHi Capital shall be relieved of its obligations below insofar as they relate to Securitized Receivables.

7.2         Joint Audit

Within 3 Business Days (or such longer periods as may be mutually agreed by CNHi and CNHi Capital), following the occurrence of a Repurchase Event, CNHi and CNHi Capital will conduct a joint audit of the Dealer.  A written report shall be prepared immediately and signed by representatives of both CNHi and CNHi Capital.

7.3         Possession of CNHi Parts and Wholegoods

Upon the occurrence of a Repurchase Event, CNHi and CNHi Capital shall attempt to obtain the Dealer’s consent to remove all CNHi Parts and Wholegoods and other collateral in which CNHi Capital holds a Security Interest.  If the Dealer refuses to surrender possession of the same, CNHi Capital shall, at its sole expense, take such legal action as may be necessary to effect possession.  CNHi shall promptly accept all CNHi Parts and Wholegoods when they have been made unconditionally available to CNHi by CNHi Capital if such acceptance is required under applicable buy-back law or any agreement between CNHi and such Dealer.  CNHi shall promptly, at its sole expense, remove all such CNHi Parts and Wholegoods from the Dealer’s location.

7.4         Purchase by CNHi of Parts

With respect to any new CNHi parts made available to CNHi that (i) are required to be repurchased from the Dealer under applicable buy-back laws or buy-back agreements between CNHi and the Dealer, and (ii) the proceeds of which are necessary to clear the obligations of the Dealer to CNHi Capital (or its assigns) in whole or in part, CNHi shall, upon the occurrence of a Repurchase Event, shall purchase such CNHi parts and pay to CNHi Capital, as owner of the obligations of the Dealer with respect to such items of CNHi parts (or as servicer for the owner), an amount equal to the lesser of (a) the unpaid balance (including interest, charges, etc.) due from the Dealer on the date of repossession, or (b) the amount

CNHi is required to pay Dealer to repurchase the CNHi parts under applicable law or CNHi’s agreements with the Dealer.  Such amount shall be paid to CNHi Capital within 30 days following the date on which CNHi Capital makes such parts available to CNHi.

7.5         Marketing of CNHi Parts

With respect to all parts not covered by Section 7.4 above, CNHi will cooperate with CNHi Capital as requested in the sale thereof in a commercially reasonable manner on behalf of CNHi Capital, as owner or servicer of the related obligations.  CNHI shall promptly deliver to CNHi Capital the proceeds of such sale, less such out-of-pocket expenses incurred in connection with such sale as agreed to in writing by CNHi and CNHi Capital.

7.6         Wholegoods Repurchase by CNHi

With respect to new, unused, resalable CNHi wholegoods made available to CNHi that (i) are required to be repurchased from the Dealer by CNHi under an applicable “buy-back law” or any agreement between CNHi and such Dealer, and (ii) the proceeds of which are necessary to clear the obligations of the Dealer to CNHi Capital (or its assigns) in whole or in part, CNHi shall, upon an occurrence of a Repurchase Event, pay to CNHi Capital, as owner of the obligations of the Dealer to CNHi Capital with respect thereto (or as servicer for such owner) an amount equal to the lesser of (a) the unpaid balance due from the Dealer on the date of repossession or (b) the amount CNHi is required to pay Dealer to repurchase the CNHi wholegoods under applicable law or CNHi’s agreement(s) with the Dealer. Such amount shall be paid to CNHi Capital within 30 days after the equipment has been made unconditionally available to CNHi.

7.7         Marketing of Equipment

With respect to all items of equipment not covered by Section 7.6 above, CNHi will cooperate with CNHi Capital as requested in the sale thereof in a commercially reasonable manner on behalf of CNHi Capital, as owner or servicer of the related obligations.  CNHi shall promptly deliver to CNHi Capital the proceeds of such sale, less such out-of-pocket expenses incurred in connection with such sale as agreed to in writing by CNHi and CNHi Capital.

7.8         Collection Cooperation

Each of CNHi Capital and CNHi shall cooperate in the other’s efforts to collect amounts due from Dealers following recovery of possession and disposition of CNHi Parts and Wholegoods financed pursuant to this Agreement.

7.9         Compliance with Buy-Back Laws

Nothing herein shall be construed as CNHi Capital’s assumption of obligations arising under (a) federal or provincial buy-back laws, or any rules, regulations and court decisions thereunder, or (b) any agreements between a Dealer and CNHi regarding any buy-backs by CNHi.  CNHi shall at all times ensure that the activities undertaken pursuant to this Article are in compliance with such laws, regulations/rules and agreements.

7.10       Return Administration

Promptly upon the occurrence of a Repurchase Event, CNHi shall be responsible for producing or causing the affected Dealer to produce picking tickets and reports necessary for the identification of CNHi parts to be repossessed or that are voluntarily returned by a Dealer (after Dealer Default or otherwise), and shall be responsible for valuing and determining the eligibility for return of all CNHi parts.

7.11       Securitized Receivables Obligations

Notwithstanding the foregoing provisions of this Article 7, after a Dealer Termination CNHi Capital may determine to liquidate or realize upon any Securitized Receivables and related Collateral Security without exercising its rights or remedies under this Agreement if CNHi Capital determines that it is obligated to do so or if it determines that the proceeds of realization of any Securitized Receivables and Collateral Security would greater than the proceeds realizable under this Agreement or otherwise.

ARTICLE 8

CNHI GUARANTEE OBLIGATIONS

CNHi hereby guarantees all obligations, including the payment of finance charges, of a Dealer to CNHi Capital with respect to the following, to the extent that the following are not Securitized Receivables:

(a)          CNHi Parts and Wholegoods sold or otherwise disposed of by the Dealer prior to the CNHi invoice date therefor; and

(b)          all CNHi Parts and Wholegoods with respect to which CNHi failed to comply with its obligations under Sections 7.4 and 7.6 hereof.

CNHi agrees to purchase from CNHi Capital, upon demand, all obligations of the Dealer with respect to financing guaranteed by CNHi pursuant to this Article 8.

ARTICLE 9

BOOKS, RECORDS AND REPORTS

CNHi shall maintain books of account and other records with respect to matters governed by the provisions of this Agreement.  CNHi shall afford CNHi Capital and its authorized agents reasonable access during normal business hours to such books of account and other records and CNHi shall cause its personnel to assist in any examination thereof.  Any examination will be conducted in a manner that does not unreasonably interfere with normal business operations or customer or employee relations.

ARTICLE 10

DEFAULT

10.1       Events of Default

The following shall constitute an event of default (“Event of Default”) hereunder:

(a)          Bankruptcy.  If with respect to either CNHi or CNHi Capital there shall be the commencement, voluntary or involuntary, of any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to such party, or seeking to adjudicate such party as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to such party or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for such party or any substantial part of its assets which remains undismissed, undischarged or unbonded for a period of 60 days from the entry thereof; or (ii) by or against such party of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order or any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or, (iii) by such party in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth above; In addition, the failure or inability of such party generally to, or the admission in writing by such party of its inability to, pay its debts as they become due shall be an Event of Default.

(b)          Agreements.  If either CNHi or CNHi Capital shall materially violate any covenant or agreement contained herein or in any other agreement between the parties and such violation remains uncured for 30 days following Notice by the other party, with a demand to cure the noted violation.

ARTICLE 11

TERM AND TERMINATION

11.1       Default

This Agreement may be terminated by either party upon Notice to the other party upon the occurrence of an Event of Default with respect to the other party.

11.2       Initial Term; Continuation; Termination Notice

The initial term of this Agreement ends on December 31, 2018 (the “Initial Term”). Thereafter, this Agreement shall automatically continue for additional one-year terms, and after the Initial Term, either party may terminate this Agreement upon 90-days Notice (as defined below) to the other party.

11.3       Survival of Rights

The termination of this Agreement shall not modify or affect the rights or obligations of either party hereunder with respect to any financing extended by CNHi Capital prior to the effective date of termination.

ARTICLE 12

EFFECTIVE DATE

The rights and obligations of the parties hereunder shall be effective on the date hereof and shall apply with respect to any and all financing now or hereafter extended by CNHi Capital under the Wholesale Financing Plan and/or under this Agreement.

ARTICLE 13

EXCLUSIVITY

During the term of this Agreement CNHi will not offer and will not participate with or assist any other person or entity in offering financial services of the type covered by this Agreement.

ARTICLE 14

GENERAL PROVISIONS

14.1       Notices

Except as otherwise provided herein, all notices, requests, consents, approvals or other communications hereunder (collectively “Notices”) shall be in writing in the English language, shall be delivered by hand or sent by registered mail postage prepaid, by air courier delivery service or by facsimile transmission addressed as follows (or to such other person or destination as a party may be notice to the other indicate):

If to CNHi Capital:

CNH Industrial Capital Canada Ltd.

5729 Washington Ave.

Racine, WI  53406

Fax: (262) 636-5771

Attn: Director Commercial Lending

If to CNHI:

CNH Industrial Canada, Ltd.

700 State Street

Racine, WI 53403

Fax 262-636-5651

Attn: Office of the General Counsel

All such Notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgement of receipt issued with respect thereto by the applicable postal authorities, or the signed acknowledgement of receipt of the person to whom such Notice or communication shall have been addressed, or facsimile transmission answerback, as applicable.

14.2       Governing Law and Venue

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to any conflicts of law doctrine that would apply any other jurisdiction’s law.

14.3       Entire Agreement

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall be deemed to amend and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof, including, without limitation, the Original Agreement and the Amended and Restated Agreement.

14.4       Modifications and Amendments

No amendment, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

14.5       Waivers and Extensions

Any party to this Agreement may waive any right, breach, or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement.  Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred.  Any waiver may be conditional.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained.  No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

14.6       Titles and Headings

Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

14.7       Successors and Assigns

This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

14.8       Assignment; No Third Party Beneficiaries

This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by either party without the prior written consent of the other party.  Any assignment or delegation of rights, duties or obligations hereunder made without the prior written consent of the other party hereto shall be void and of no effect.  This Agreement is not intended to confer any rights or benefits on any persons other than the parties hereto.

14.9       Severability

Any provision of this Agreement which is found to be invalid or unenforceable by any court in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or non-enforceability, and shall not affect the validity or enforceability of the remaining provisions hereof.

14.10     Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CNH Industrial Canada, Ltd.			CNH Industrial Capital Canada Ltd.

By:	/s/ Richard Konrath		By:	/s/ Douglas MacLeod
	Name:	Richard Konrath		Name:	Douglas MacLeod
	Title:	Vice President – General Counsel		Title:	Chief Financial Officer

EXHIBIT A

FORM OF ASSIGNMENT

ASSIGNMENT

THIS ASSIGNMENT is made as of December 31, 2017 by CNH INDUSTRIAL CANADA, LTD., a Canada corporation (the “Seller”), as seller and assignor, in favour of CNH INDUSTRIAL CAPITAL CANADA LTD., an Alberta corporation (in such capacity, the “Purchaser”).

WHEREAS the Seller wishes to transfer certain specific, identified, existing and future Receivables and certain Collateral Security to the Purchaser and the Purchaser is willing to accept such transfer;

AND WHEREAS capitalized terms used in this Assignment shall have the respective meanings specified in Section 3 hereof;

NOW THEREFORE THIS ASSIGNMENT WITNESSES that, in consideration of the sum of $2.00 in the lawful currency of Canada now paid by the Purchaser to the Seller and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Seller) the Seller and the Purchaser agree as follows:

1.          The Seller does hereby sell, transfer, assign, set over and otherwise convey without recourse (except as expressly provided herein or in the Wholesale Sale and Servicing Agreement) to the Purchaser on the date hereof:

(a)        all of the Seller’s right, title and interest in, to and under the universality of (i) all of the Receivables in or under each Account as at the close of business on the Business Day immediately preceding the date hereof, (ii) all Receivables created in or under each Account on each Business Day after the Business Day immediately preceding the date hereof, and (iii) all Collateral Security with respect to such Receivables; and

(b)        all of the Seller’s right, title and interest in, to and under all monies due or to become due and all amounts received with respect to the property and assets described in paragraph (a) above and all proceeds (including “proceeds” as defined in the PPSA as in effect in the Province of Ontario) thereof, all created in connection with the Accounts.

2.          This Assignment is made pursuant to and upon the representations, warranties and agreements contained in the Sale and Servicing Agreement and is to be governed in all respects by the Wholesale and Parts CNHi Capital Financing Agreement.

3.          The Debtor hereby makes the Perfection Representations and Warranties to the Secured Party.  For purposes of this Section 3 Debtor shall mean the Seller, the Secured Party shall mean the Purchaser, and the Specified Agreement shall mean this Agreement.  The Debtor hereby authorizes the Servicer to file financing statements and similar instruments under the PPSA without the Debtor’s signature where allowed by applicable law.

4.          Terms used herein with initial capital or upper case letters which are not defined herein shall have the respective meanings assigned to them in the Sale and Servicing Agreement and the Wholesale and Parts CNHi Capital Financing Agreement, as applicable, and the terms specified in Schedule A hereto shall have the meanings assigned thereto in Schedule A.

IN WITNESS WHEREOF, the undersigned has caused this Assignment to be duly executed as of December 31, 2017.

CNH INDUSTRIAL CANADA, LTD.

By:	/s/ Richard Konrath
	Name:	Richard Konrath
	Title:	Vice President – General Counsel

Accepted and agreed as of December 31, 2017

CNH INDUSTRIAL CAPITAL CANADA LTD.

By:	/s/ Douglas MacLeod
	Name:	Douglas MacLeod
	Title:	Chief Financial Officer

SCHEDULE A

TO ASSIGNMENT

“Account” shall mean each Initial Account and each Automatic Additional Account.

“Automatic Additional Accounts” means each individual Wholesale Credit Line or Open Account established or created by the Seller or the Purchaser for a Dealer on or after the date of this Assignment.

“CNHi” means CNH Industrial Canada, Ltd.

“CNHi Parts and Wholegoods” means parts, supplies, inventory, equipment and other goods and services sold to Dealers by CNHi, whether branded Case, Case IH, New Holland, New Holland Construction or under any other brand owned by or licensed to CNHi and its affiliates, and includes, without limitation, replacement parts, attachments, supplies, garments, premiums, tooling, display cases, computers, software, flags, banners, posters, yellow page listings, training, warranty claims and any other services provided by CNHi.

“Collateral Security” means with respect to any Receivable: (a) the related invoice, and (b) the Lien of CNHI, if any, in the related CNHI Parts and Wholegoods (granted under the related invoice or otherwise) securing the Receivable.

“CNHi Capital” means CNH Industrial Capital Canada Ltd.

“Dealer” means a dealer authorized by CNHi to sell or distribute any goods manufactured, sold or distributed by CNHi and its affiliates and which has executed a CNHi Dealer Agreement.

“Initial Account” shall mean each individual Wholesale Credit Line or Open Account established or created by the Seller or the Purchaser with a Dealer pursuant to a Wholesale Finance Plan and existing on and as of the close of business on the Business Day preceding the date of this Assignment.

“Lien” means any security interest, mortgage, hypothec, reservation of ownership, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, and includes any reservation of ownership or retention of title created under a Wholesale Finance Plan with a Quebec Dealer or under an invoice.

“Open Account” means an account established for a Dealer by CNHi Capital or CNHi pursuant to which CNHi Capital finances CNHi Parts sold to the Dealer.

“Open Account Terms” means the terms under which CNHi sells parts and other miscellaneous items and services (excluding wholegoods) to Dealers and pursuant to which CNHi and/or CNHi Capital finances such goods for the Dealers, as modified from time to time.

“PPSA” means (a) the personal property security legislation, as amended, supplemented or replaced from time to time, as in effect in each Province of Canada (other than Québec), (b) the Uniform Commercial Code, as amended, supplemented or replaced from time to time, as in effect in the State of Wisconsin, and (c) the Québec Civil Code, as amended, supplemented or replaced from time to time, as in effect in Québec.

“Person” shall mean any legal person, including any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of similar nature.

“Quebec Dealer” means a Dealer located or resident in the Province of Quebec.

“Receivables” shall mean, with respect to an Account:

(a)          all amounts shown on the Seller’s records as amounts payable by the related Dealer to the Seller under the Account and the related Wholesale Finance Plan;

(b)          all amounts shown on the Purchaser’s or the Servicer’s records on and after the date hereof as amounts payable by the related Quebec Dealer under the Account and the related Wholesale Finance Plan in respect of credit sales, conditional sales or instalment sales made by the Seller to such Quebec Dealer on or after the date hereof to finance the acquisition of CNHi Parts and Wholegoods by such Dealer from the Seller; and

(c)          to the extent that the Seller may have any interest therein, all amounts shown on the Purchaser’s or the Servicer’s records as amounts payable by the related Dealer in respect of advances or extensions of credit made by the Purchaser to such Dealer after the date hereof to finance the acquisition of CNHi Parts and Wholegoods by such Dealer from the Seller.

“Rental Plan” means CNHi Rental Equipment Plan, CNHi Rental Flex Plan, Rent-To-Own Plan or any other rental plan from time to time established jointly by CNHi and CNHi Capital in connection with a Wholesale Credit Line and published in the Discounts and Terms.

“Sale and Servicing Agreement” means the Amended and Restated Sale and Servicing Agreement dated as of November 30, 2009 between the CNHi Capital Canada Ltd., an Alberta corporation, as seller, in favour of Computershare Trust Company of Canada, in its capacity as trustee of CNHi Capital Canada Wholesale Trust, as amended, restated, supplemented or otherwise modified from time to time.

“Servicer” shall mean CNHi Capital, in its capacity as Servicer under the Sale and Servicing Agreement, and its successors or assigns in such capacity under the Sale and Servicing Agreement.

“Wholesale and Parts CNHi Capital Financing Agreement” means the Second Amended and Restated Wholesale and Parts CNHi Capital Financing Agreement made as of the date hereof between CNH Industrial Canada, Ltd., a Canadian corporation, and CNH Industrial Capital Canada Ltd., an Alberta corporation.

“Wholesale Credit Line” means the maximum dollar amount of CNHi Parts and Wholegoods inventory that CNHi Capital will consider financing for a Dealer.

“Wholesale Finance Plan” means each plan established by CNHi Capital, as modified from time to time in consultation with CNHi, setting forth the terms and conditions of the wholesale financing for Dealers.